UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Vermillion, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY — SUBJECT TO COMPLETION

VERMILLION, INC.
______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2014
______________________

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of the Stockholders of Vermillion, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 19, 2014 at 8:00 a.m. (Central Daylight Time), at the Courtyard Marriott Hotel at 300 East Fourth Street in Austin, Texas 78701 for the following purposes:

1.	To adopt amendments to our Certificate of Incorporation and Bylaws to declassify the Board of Directors (Proposal 1);
2.	To elect James S. Burns and Carl Severinghaus as Class II directors, each to serve until his successor is duly elected and qualified (Proposal 2);
3.	To hold an advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement (Proposal 3);
4.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal 4); and
5.	To transact such other business as properly may be brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 24, 2014 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.  A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting at the Annual Meeting and during ordinary business hours at our executive offices at 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738 for a period of 10 days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person.  To ensure your representation at the Annual Meeting, you are urged to sign and date the attached proxy card and return it in the enclosed pre-addressed postage-paid envelope.  Any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
held on June 19, 2014

The proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2013 are available at http://www.vermillion.com.

Austin, Texas [], 2014	By Order of the Board of Directors /s/ Thomas H. McLain Thomas H. McLain President and Chief Executive Officer

Table of Contents

Page

YOUR VOTE IS IMPORTANT.  IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO SIGN AND DATE THE ATTACHED PROXY CARD AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL 1: ADOPTION OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS	5
PROPOSAL 2: ELECTION OF DIRECTORs	6
INFORMATION REGARDING THE BOARD OF DIRECTORS, COMMITTEES, AND CORPORATE GOVERNANCE	7
EXECUTIVE OFFICERS	12
BOARD COMPENSATION	15
REPORT OF THE COMPENSATION COMMITTEE	16
COMPENSATION DISCUSSION AND ANALYSIS	17
PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	34
PROPOSAL 4: RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
REPORT OF THE AUDIT COMMITTEE	37
OTHER MATTERS	38
ANNEX A: PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
ANNEX B: PROPOSED AMENDMENT TO THE BYLAWS

PRELIMINARY PROXY STATEMENT DATED APRIL 18, 2014

SUBJECT TO COMPLETION

VERMILLION, INC.

12117 Bee Caves Road, Building Three, Suite 100
Austin, Texas 78738

___________________

PROXY STATEMENT

___________________

Annual Meeting of Stockholders to be Held on June 19, 2014

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Vermillion, Inc., a Delaware corporation (“Vermillion, the “Company,” “we,” “us” or “our”), for use at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 19, 2014 at 8:00 a.m. (Central Daylight Time).  The Annual Meeting will be held at the  Courtyard Marriott Hotel at 300 East Fourth Street in Austin, Texas 78701.  The Notice of our 2014 Annual Meeting, this proxy statement, the accompanying proxy card and our Annual Report on Form 10-K for the year ended December 31, 2013 will first be mailed to stockholders on or about [], 2014, and are also available online at http://www.vermillion.com.  Our principal executive offices are located at 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400.

Record Date; Outstanding Shares

The voting securities entitled to vote at the Annual Meeting consist of only shares of common stock.  Only stockholders of record at the close of business on April 24, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  At the close of business on the Record Date, there were [] shares of our common stock, par value $0.001 per share, issued and outstanding and entitled to vote.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us at our principal executive offices (12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738, Attention: Investor Relations) either a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, by itself, revoke a proxy.  For shares held in street name by beneficial owners, holders may change their votes by submitting a later dated voting instruction form to their brokers, banks, or other nominees or, if they have obtained legal proxies from their brokers, banks, or other nominees giving them the right to vote their shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Solicitation of Proxies

This solicitation of proxies is made by us and all related costs will be borne by us.  In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.  Proxies may also be solicited by certain of our directors, officers and employees, without additional compensation, personally or by electronic or regular mail, telephone, or facsimile.

We have retained D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for a fee of up to $20,000 plus out-of-pocket expenses.  Our expenses related to the solicitation of proxies from stockholders this year are expected to exceed those normally spent for an annual meeting due to increased mailing and printing costs. The total amount estimated to be spent in connection with the solicitation is $30,000.

If you have questions about how to vote your shares, or need additional assistance, please contact D.F. King as follows:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders please call toll-free: (888)  628-1041
All others call collect: (212) 269-5550

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote on each matter.  Stockholders do not have cumulative voting rights.

When a proxy card is properly dated, executed and returned, the shares represented by such proxy card will be voted at the Annual Meeting in accordance with the instructions of the stockholder as set forth on the proxy card.  If no specific instructions are given, the shares will be voted (1) “FOR” the adoption of amendments to our Certificate of Incorporation and Bylaws to declassify the Board of Directors (Proposal 1); (2) “FOR” the election of James S. Burns and Carl Severinghaus as Class II directors, each to serve until his successor is duly elected and qualified (Proposal 2); (3) “FOR” the approval of the compensation of our Named Executive Officers as described under “Compensation Discussion and Analysis” below (Proposal 3); (4) “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 4);  and (5) at the discretion of the individuals designated as proxies on the proxy card on such other business as may properly come before the Annual Meeting or any adjournment thereof.

Quorum; Required Votes; Abstentions; Broker Non-Votes

Quorum

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business.  If the shares present, in person or by proxy, at the Annual Meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.  When a proxy card is properly dated, executed and returned, the shares represented by such proxy card are counted in determining whether a quorum exists, even if the shares are voted “ABSTAIN” or “WITHHOLD.”  Broker non-votes (as defined below) are also counted for purposes of determining a quorum.

Required Votes

The proposal to adopt amendments to our Certificate of Incorporation and Bylaws to declassify the Board of Directors (Proposal 1) requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the Company’s outstanding shares of common stock.

The proposal to elect James S. Burns and Carl Severinghaus as Class II directors, each to serve until his successor is duly elected and qualified (Proposal 2), requires the affirmative vote of a plurality of the shares present at the Annual Meeting in person or by proxy and entitled to vote.  This means that the nominee receiving the highest number of “FOR” votes for a particular seat is elected to that seat.

The proposals to approve the compensation of our Named Executive Officers (Proposal 3) and to ratify the selection of BDO USA, LLP as our independent registered public accounting firm (Proposal 4) each require the affirmative vote of the holders of a majority of the shares present at the Annual Meeting either in person or by proxy and entitled to vote.

Abstentions

Shares voted “ABSTAIN” will have the same effect as votes “AGAINST” approval of the proposals to adopt amendments to our Certificate of Incorporation and Bylaws to declassify the Board of Directors (Proposal 1), to approve the compensation of our Named Executive Officers (Proposal 3) and to ratify the selection of BDO USA, LLP as our independent registered public accounting firm (Proposal 4).

Shares voted “WITHHOLD” from James S. Burns and Carl Severinghaus in the proposal to elect them as Class II directors, each to serve until his successor is duly elected and qualified (Proposal 2), will have no effect on the outcome of the vote with respect to the election of directors.

Broker Non-Votes

If a stockholder holds shares in the name of a broker, bank or nominee (this is called “street name”), the broker, bank, or nominee will send to the stockholder a voting instruction form with this proxy statement.  The broker, bank or nominee is not permitted to vote on the stockholder’s behalf on certain matters that are not “routine,” such as the proposals regarding the amendments to our Certificate of Incorporation and Bylaws, the election of the director nominees and the approval of executive compensation, unless the stockholder provides specific instructions by completing and returning the voting instruction form (these uninstructed votes are termed “broker non-votes”).  Broker non-votes are not treated as entitled to vote on these proposals and, therefore, are not counted for purposes of determining the number of votes cast with respect to these particular proposals.

Broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt amendments to our Certificate of Incorporation and Bylaws to declassify the Board of Directors (Proposal 1).  Broker non-votes will have no effect on the outcome of the votes with respect to the proposals to elect the director nominee (Proposal 2) and to approve the compensation of our Named Executive Officers (Proposal 3).

The proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm (Proposal 4) is considered a routine matter, and the broker, bank or nominee is allowed to vote the shares in street name, without receiving specific instructions from stockholders on how to vote the shares on that proposal.

Attendance at the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders as of the Record Date.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports.  This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household.  We will promptly deliver a separate copy of either document to you if you call or write to us at our principal executive offices, 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738, Attn: Investor Relations, telephone: (512) 519-0400.  If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee, or you may contact us at the above address or telephone number.

Submission of Stockholder Proposals for the 2015 Annual Meeting

In order to be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2015 Annual Meeting, stockholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules.  Rule 14a-8 requires that stockholder proposals be delivered to our principal executive offices no later than 120 days before the one-year anniversary of the release date of the previous year’s annual meeting proxy statement. Accordingly, if you wish to submit a proposal to be considered for inclusion in the proxy statement for our 2015 Annual Meeting, you must submit the proposal in writing to our Corporate Secretary, Eric J. Schoen, at Vermillion, Inc., 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738, Attention: Corporate

Secretary.  We must receive the proposal by [], 2015 in order to consider it for inclusion in the proxy statement for our 2015 Annual Meeting.

Stockholder proposals and director nominations not included in our proxy statement for the 2015 Annual Meeting will not be eligible for presentation at the meeting unless they comply with the advance notice requirements set forth in our Bylaws, including that the stockholder gives timely notice of the proposal or nomination in writing to our principal executive offices. To be timely, stockholder proposals and director nominations must be received by us not earlier than the 120th day nor later than the 90th day prior to the one-year anniversary of the previous year’s annual meeting.  Proposals and nominations that are not received in a timely manner will not be voted on at the 2015 Annual Meeting.  Our Bylaws contain provisions regarding information that must be set forth in a stockholder’s notice or otherwise provided in connection with stockholder proposals and director nominations.

YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a proxy card with respect to your shares and only upon specific instructions from you.  Please return the enclosed proxy card to your broker or bank and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

PROPOSAL 1: ADOPTION OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS

Proposed Amendments to our Certificate of Incorporation and Bylaws

Currently, our Fourth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) divides the members of the Board of Directors into three classes. One class is elected at each annual meeting of stockholders to hold office for a term beginning on the date of the election and ending on the date of the third annual meeting of stockholders following the date of the election. Our Fourth Amended and Restated Bylaws (our “Bylaws”) contain a similar provision regarding the classification of the Board.

After careful consideration, the Board has determined that it would be in the best interests of the Company and its stockholders to declassify the Board of Directors to allow the Company’s stockholders to vote on the election of the entire Board of Directors each year, rather than on a staggered basis, and to provide that, whether or not the Board of Directors is classified, directors may be removed with or without cause. The proposed amendment to our Certificate of Incorporation is set forth in Annex A to this proxy statement and the proposed amendment to our Bylaws is set forth in Annex B to this proxy statement.

Declassification of the Board of Directors

If this Proposal 1 is approved by the Company’s stockholders at the Annual Meeting, the declassification of the Board of Directors will be phased in as follows:

•	The Class II directors elected at the Annual Meeting will be elected for a term expiring at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”);
•	The Class III directors will continue to serve the remainder of their elected terms, which expire at the 2015 Annual Meeting;
•

The Class I director, whose term is scheduled to expire at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”), has submitted a  resignation conditioned on the approval of this Proposal 1 and the filing of the proposed amendment to our Certificate of Incorporation with the Delaware Secretary of State, such that he will serve only until immediately prior to the 2015 Annual Meeting, but would be eligible to stand for election at the 2015 Annual Meeting if nominated; and

•	At the 2015 Annual Meeting and each annual meeting of the Company’s stockholders thereafter, all directors will be elected annually.

If this Proposal 1 is approved by the Company’s stockholders, any director appointed to fill a vacancy that arises between annual meetings of stockholders will serve for a term that expires at the next annual meeting of stockholders.

If this Proposal 1 is not approved by the Company’s stockholders, the Board of Directors will remain classified, with each class of directors serving a term ending on the date of the third annual meeting of stockholders following the date of election, and the term of the Class II directors standing for election at the Annual Meeting, if elected, will expire at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

Removal of Directors Without Cause

Delaware corporate law provides that, unless a company’s charter provides otherwise, members of a classified board of directors may be removed only for cause.  At present, because the Board of Directors is classified, directors are removable only for cause. If this Proposal 1 is approved by the Company’s stockholders, the Certificate of Incorporation will be amended to provide that, whether or not the Board of Directors is classified, directors may be removed with or without cause.  The effect of this provision is to permit stockholders to remove directors without cause during the period in which the declassified board is being phased in.

Considerations of the Board

The Board of Directors recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective and ensuring that a majority of the Board of Directors will always have prior experience with the Company. Additionally, classified boards may motivate potential acquirers seeking control to initiate arms’-length discussions with the Board of Directors, rather than engaging in unsolicited or coercive takeover tactics, since potential acquirers are unable to replace the entire Board of Directors in a single election, thereby better enabling the Board of Directors to maximize stockholder value and to ensure the equal and fair treatment of stockholders. The Board of Directors also recognizes that a classified structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote.  Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

In determining whether to support declassification of the Board of Directors, the Board of Directors considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of the Company and its stockholders to declassify the Board of Directors.

The Board OF DIRECTORS recommends that you vote “FOR” the proposal to ADOPT amendMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS to declassify the Board OF DIRECTORS.

PROPOSAL 2: ELECTION OF DIRECTORS

Currently, our Certificate of Incorporation divides the members of the Board of Directors into three classes.  One class is elected at each annual meeting of stockholders to hold office for a term beginning on the date of the election and ending on the date of the third annual meeting of stockholders following the date of the election.  Our Bylaws contain a similar provision regarding the classification of the Board.  The number of directors currently serving on the Board is six, including one Class I director whose term expires at the 2016 Annual Meeting, two Class II directors who are nominees at the Annual Meeting and three Class III directors whose terms expire at the 2015 Annual Meeting.  There are currently two vacant seats on the Board.

As explained in further detail in Proposal 1, the Board is proposing to amend our Certificate of Incorporation and Bylaws to declassify the Board of Directors over a period beginning at the Annual Meeting.  If Proposal 1 is approved by the Company’s stockholders, the nominees standing for election at the Annual Meeting, will, if elected, serve for a term expiring at the 2015 Annual Meeting.  If Proposal 1 is not approved by the Company’s stockholders, neither the Certificate of Incorporation nor the Bylaws will be amended, and the nominees will, if elected, serve for a term expiring at the 2017 Annual Meeting.

Information regarding the nominees for the Board of Directors is set forth below. The Company has no reason to believe that the nominees would be unable or unwilling to serve as a director if elected.  However, in the event that either of the nominees is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the Board to fill the vacancy.

Nominees for Director

Class II Director Nominees to the Board:

Name	Age	Position with Vermillion
Mr. James S. Burns	67	Member – Audit Committee and Compensation Committee
Mr. Carl Severinghaus	61	Chairman – Nominating and Governance Committee

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS, COMMITTEES AND
CORPORATE GOVERNANCE

Biographical Information of Our Directors

Our Bylaws currently provide for a Board of Directors consisting of eight members. The directors are divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders.  Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. The classes are currently comprised as follows:

2016 2
•

Class I director.  Peter S. Roddy is currently a  Class I director, whose term will expire at the 2016 Annual Meeting. However, Mr. Roddy has submitted a resignation conditioned on the approval of Proposal 1 and the filing of the proposed amendment to our Certificate of Incorporation with the Delaware Secretary of State, such that he will serve only until immediately prior to the 2015 Annual Meeting, but would be eligible to stand for election at the 2015 Annual Meeting if nominated.

•

Class II directors and Nominees.  James S. Burns and Carl Severinghaus are currently Class II directors, whose terms will expire at the Annual Meeting.  The Board has nominated Mr. Burns and Mr. Severinghaus for election as Class II directors at the Annual Meeting.  If Proposal 1 is approved by the Company’s stockholders, each of Mr. Burns and Mr. Severinghaus will, if elected, serve for a term expiring at the 2015 Annual Meeting.  If Proposal 1 is not approved by the Company’s stockholders, Mr. Burns and Mr. Severinghaus will, if elected, serve for a term expiring at the 2017 Annual Meeting.

Jame
	•	Class III directors. James T. LaFrance, Robert S. Goggin and Eric Varma are Class III directors, whose terms will expire at the 2015 Annual Meeting.

The Board of Directors has approved and declared advisable, and is recommending that at the Annual Meeting our stockholders adopt amendments to the Certificate of Incorporation and Bylaws to declassify the Board of Directors (see Proposal 1).

Class I Director Continuing in Office until the 2016 Annual Meeting (Subject to Conditional Resignation)

Peter S. Roddy, age 54, was appointed to our Board of Directors in February 2010 and serves as Chairman of our Audit Committee. Mr. Roddy has served as Vice President and Chief Financial Officer of Pain Therapeutics, Inc., a biopharmaceutical company that develops novel drugs, since July 2004, and as its Chief Financial Officer since November 2002.  From 1990 to 2002, Mr. Roddy held a variety of senior management positions at COR Therapeutics, Inc. (now part of Takeda Pharmaceutical Company Limited), a biopharmaceutical company, including Senior Vice President, Finance and Chief Financial Officer between 2000 and 2002.  Prior to 1990, Mr. Roddy held a variety of positions at Price Waterhouse & Company, Hewlett Packard Company and MCM Laboratories, Inc.  Mr. Roddy received his B.S. in Business Administration from the University of California, Berkeley.

Our Board of Directors has determined that based upon Mr. Roddy’s extensive experience in the life sciences industry, including relevant experience as an executive officer and chief financial officer, as well as experience at a major accounting firm, he has the qualifications and skills to serve as a member of our Board of Directors and Chairman of the Audit Committee.

Class II Directors Nominated for Election at the Annual Meeting

James S. Burns, age 67, has been our director since June 2005 and served as Chairman of the Board from September 2011 until March 18, 2013. He is a member of our Audit Committee and Compensation Committee. Mr. Burns is currently Chief Executive Officer and director of Assurex - Health, Inc., a personalized medicine company that specializes in pharmacogenomics for neuropsychiatric disorders.  Prior to joining Assurex - Health, Inc., Mr. Burns was the President and Chief Executive Officer of EntreMed, Inc. from June 2004 to December 2008, and a director from September 2004 to December 2008. Mr. Burns was a co-founder and, from 2001 to 2003, served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals.  From 2000 to 2001, Mr. Burns served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout to form MedPointe Pharmaceuticals.  Previously, Mr. Burns was a founder, Chairman, President and Chief Executive Officer of Osiris Therapeutics, Inc., a biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. Mr. Burns has also been Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies building around new pharmaceutical and biotechnology products; Group President at Becton, Dickinson and Company, a multidivisional biomedical products company; and Vice President and Partner at Booz & Company, Inc., a multinational consulting firm.  Mr. Burns is a director of Symmetry Medical Inc. (NYSE: SMA), a supplier of products and services to orthopedic and other medical device companies. Mr. Burns received his B.S. and M.S. in Biological Sciences from the University of Illinois, and M.B.A. from DePaul University. He has also earned a Board Leadership Fellow certification from the National Association of Corporate Directors.

Our Board has determined that based upon Mr. Burns’ extensive experience in the diagnostics industry, and current and prior director and management experience, he has the qualifications and skills to serve as a member of our Board and as a member of our Audit and Compensation Committees.

Carl Severinghaus, age 61, was appointed to our Board in March 2010 and serves as our Nominating and Governance Committee Chairman.  Since January 2011, Mr. Severinghaus is Vice President, Head Global Sales OEM Components of the Tecan Group, a leading global provider of laboratory instruments and solutions in biopharmaceuticals, forensics and clinical diagnostics.  Previously from 2009 until 2011 he was President of Tecan Americas, responsible for Sales and Commercial Operations for the Americas Region, including the US, Canada, Central and South America.  From 2007 until 2009, he lived in Zurich and was Senior Vice President for International Sales at Tecan, responsible for Worldwide Sales and Operations.  From 1999 to 2007, Mr. Severinghaus was President and General Manager of Tecan US. Prior to becoming President and General Manager at Tecan, he was Vice President of Sales from 1991 to 1998. Before he joined Tecan he was National Sales Manager for American Monitor Corporation.  Mr. Severinghaus received his Bachelor of Fine Arts Degree from Drake University in 1974. Mr. Severinghaus is or has been a member of the Analytical & Life Science System Association, Society for Laboratory Automation and Screening (SLAS) and also the American Association of Clinical Chemistry (AACC).

Our Board has determined that based upon Mr. Severinghaus’ demonstrated executive level management and commercial operations skills, both domestically and internationally, he has the qualifications and skills to serve as a member of our Board and as Chairman of our Nominating and Governance Committee.

Class III Directors Continuing in Office until the 2015 Annual Meeting

Robert S. Goggin, III, age 51, was elected to our Board in March 2013 and is a member of our Nominating and Governance Committee. He is an attorney in private practice (formerly serving the government as a prosecutor) and the owner/director of Keller and Goggin P.C., a law firm with offices in Philadelphia, Pennsylvania and Trenton, New Jersey. He has represented various labor unions including correctional officers, tradesmen and laborers. Mr. Goggin is a graduate of St. Joseph’s University and the Widener University School of Law.

Our Board has determined that as a practicing attorney and shareholder advocate, Mr. Goggin has the qualifications and skills to serve as a member of our Board and as a member of our Nominating and Governance Committee.

On May 25, 2012, Mr. Goggin and another stockholder of the Company, György B. Bessenyei, filed a complaint in the Delaware Court of Chancery (the “Court”) against the Company, each member of the Board and Gail S. Page, then President and Chief Executive Officer, alleging that the directors and Ms. Page had breached their fiduciary duties.

On November 16, 2012, the Court dismissed the lawsuit with prejudice finding that Mr. Bessenyei's signatures on certain filings made with the Court had been improperly notarized.  The defendants claimed that Mr. Goggin had caused a legal assistant in his Pennsylvania law office to notarize verifications filed with the Court even though she did not personally witness Mr. Bessenyei sign the documents.  Mr. Goggin was the subject of a Memorandum Opinion of the Court dated November 16, 2012 in which the Court opined that his conduct likely violated, among other rules, Rule 8.4(c) of the Pennsylvania Rules of Professional Conduct which provides that it is professional misconduct for a lawyer to “engage in conduct involving dishonesty, fraud, deceit or misrepresentation.” There is currently no pending litigation between Mr. Goggin or Mr. Bessenyei and the Company.

James T. LaFrance, age 55, was elected to our Board of Directors in December 2013 and was also elected Chairman of our Board.  Mr. LaFrance has almost thirty years of diagnostic industry experience. Most recently, Mr. LaFrance was head of digital pathology and acting Chief Executive Officer of Omnyx, LLC for GE Healthcare, a medical technology provider. Prior to that, he held a series of commercial, strategic marketing and business development leadership roles at Ventana Medical Systems, Inc. (now Roche Tissue Diagnostics), a provider of tissue-based diagnostic solutions, including general manager of their North American and International commercial organizations. Prior to Ventana, Mr. LaFrance served in leadership roles in strategic marketing and business development at Bayer Diagnostics. He was a member of the board at Mitomics, Inc. from 2010 to 2011.  He earned a Bachelor of Arts degree in Economics from the University of Connecticut and an MBA from the University of Notre Dame.

Our Board of Directors has determined that based upon Mr. LaFrance’s demonstrated executive level management and commercial operations skills, as well as his prior board position, he has the qualifications and skills to serve as a member and the Chairman of our Board of Directors.

Eric Varma, age 32, was appointed to our Board in September 2013 and is Chairman of our Compensation Committee and a member of our Audit Committee. Dr. Varma is currently a partner at Oracle Investment Management, Inc., which is a fundamental research-driven investment management company that is exclusively focused on the global health care and bioscience industries. Prior to joining Oracle Investment Management in 2009, he worked at Leerink Swann, a healthcare investment bank, the Boston Consulting Group, and the Food and Drug Administration. Dr. Varma received his B.A. from the University of California Berkeley, M.D. from the Albert Einstein College of Medicine, and M.B.A. from the MIT Sloan School of Management.

Our Board has determined that as a partner at Oracle Investment Management, Vermillion's largest stockholder, and a physician, Eric brings significant financial and commercial experience in the life sciences industry to our Board and has the qualifications and skills to serve as a member of our Board and Audit Committee and the Chairman of our Compensation Committee.

Independence of the Board of Directors

After a review of all relevant transactions or relationships between each director or any of his family members, on the one hand, and the Company, our senior management and our independent registered public accounting firm, on the other hand, the Board has affirmatively determined that each of our current directors, namely James S. Burns, Robert S. Goggin, James T. LaFrance, Peter S. Roddy, Carl Severinghaus and Eric Varma,  is an independent director, as the term is currently defined under NASDAQ Listing Rule 5605(a)(2). In addition, the Board had previously determined that each our former directors who served during 2013, namely John F. Hamilton, Bruce Huebner and William C. Wallen, Ph.D., was an independent director pursuant to NASDAQ Listing Rule 5605(a)(2) while serving on our Board.

Board Leadership Structure

The Board has chosen to separate the roles of Chief Executive Officer and Chairman of the Board.  This separation enables our Chief Executive Officer, Mr. Thomas McLain, to focus on the day-to-day operation of our business while allowing Mr. LaFrance, our Chairman of the Board, to focus on leadership of the Board.  The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders, and the Company’s overall corporate governance.

Role of the Board in Risk Oversight

The Board is involved in oversight of risks that could affect us.  This oversight is conducted primarily through committees of the Board, and particularly the Audit Committee and Nominating and Governance Committee, but the full Board has retained responsibility for general oversight of risks.  The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings of the Board of Directors

Our Board establishes overall policies and standards and reviews the performance of management.  The Board held twelve meetings in 2013.  Each Board member attended 75% or more of the meetings of the Board held during the period for which he was a director.  Applicable NASDAQ listing standards require that the independent directors meet from time to time in executive session.  In 2013, our independent directors met in regularly scheduled executive sessions at which only independent directors were present.  It is our policy to request that all Board members attend the annual meeting of stockholders.  We held our most recent annual meeting of stockholders on December 12,  2013 and all members of the Board attended the meeting.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of our financial statements and reports.  In addition, the Audit Committee oversees the qualification, independence and performance of our independent registered public accounting firm.  The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Mr. Roddy (Chairperson), Mr. Burns and Dr. Varma. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board. The Audit Committee charter can be found in the Investor Relations section of our website at http://www.vermillion.com.  The Audit Committee met four times in 2013. Each Audit Committee member attended 75% or more of the aggregate meetings of the Audit Committee held during the period for which he was an Audit Committee member. Carl Severinghaus also served as a member of the Audit Committee during 2013 and Dr. William Wallen, a former Board member, served as a member of our Audit Committee until October 29, 2013.

The Board has determined that all members of our Audit Committee are independent pursuant to applicable NASDAQ and SEC requirements.  The Board has determined that Mr. Roddy qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.  The Board made a qualitative assessment of Mr. Roddy’s level of knowledge and experience based on a number of factors, including his experience as the chief financial officer of other companies.

Compensation Committee

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs.  The Compensation Committee reviews and recommends to the Board for approval the compensation (i.e., salary, bonus and stock-based compensation grants) and other terms of employment or service of our Chief Executive Officer and other executive officers, reviews with management our Compensation Discussion and Analysis for inclusion in our proxy statements and other SEC filings, and administers our Amended and Restated 2010 Stock Incentive Plan.  The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Our executive officers recommend to the Compensation Committee of the Board business performance targets and objectives and provide background information about the underlying strategic objectives.  Our Chief Executive Officer generally makes recommendations to the Compensation Committee regarding salary increases for other executive officers during the regular merit increase process.  Our executive officers are not present or involved in deliberations concerning their own compensation.

The Compensation Committee is currently composed of two directors: Dr. Varma (Chairman) and Mr. Burns.  The Board has determined that both members of our Compensation Committee are independent pursuant to applicable NASDAQ listing standards.  The Compensation Committee has adopted a written charter that can be found in the Investor Relations section of our website at http://www.vermillion.com.  The Compensation Committee met two times in 2013. Each Compensation Committee member attended 75% or more of the aggregate meetings of the Compensation Committee held during the period for which he was a Compensation Committee member. Carl Severinghaus also served as a member of the Audit Committee during 2013 and Dr. William Wallen, a former director, served as a member of our Compensation Committee until October 29, 2013.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2013 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to serve as members of the Board, recommending to the Board nominees for election as our directors, and providing oversight with respect to corporate governance and ethical conduct.

Our Nominating and Governance Committee currently consists of Mr. Severinghaus (Chairman) and Mr. Goggin.  The Board has determined that both members of our Nominating and Governance Committee are independent pursuant to applicable NASDAQ listing standards.    The Nominating and Governance Committee has adopted a written charter that can be found in the Investor Relations section of our website at http://www.vermillion.com.  The Nominating and Governance Committee met one time in 2013. Each Nominating and Governance Committee member attended 75% or more of the aggregate meetings of the Nominating and Governance Committee held during the period for which he was a Nominating and Governance Committee member. Dr. William Wallen, a former director, served as the Chairman of our Nominating and Governance until October 29, 2013.

The information below describes the criteria and process that the Nominating and Governance Committee uses to evaluate candidates for selection to the Board.

Board Membership Criteria

The Nominating and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of directors.  Nominees for director are selected on the basis of depth and breadth of experience, knowledge, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness to devote adequate time to Board duties, the interplay of the candidate’s experience and skills with those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.  Although there is no specific policy regarding diversity in identifying director nominees, both the Nominating and Governance Committee and the Board seek the talents and backgrounds that would be most helpful to us in selecting director nominees.  In particular, the Nominating and Governance Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee initiates the process for identifying and evaluating nominees to the Board by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from members of the Board, management and, if the Nominating and Governance Committee deems appropriate, a third-party search firm.  Candidates are evaluated by the Nominating and Governance Committee on the basis of the factors described above under “Board Membership Criteria.” With respect to candidates for initial election to the Board, the Nominating and Governance Committee also reviews biographical information and qualifications and checks the candidates’ references.  Qualified candidates are interviewed by at least one member of the Nominating and Governance Committee.  Serious candidates meet, either in person or by telephone, with all members of the Nominating and Governance Committee and as many other members of the Board as practicable.

Using the input from interviews and other information obtained, the Nominating and Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend that the Board nominate, or elect to fill a vacancy with, a prospective candidate.  Candidates recommended by the Nominating and Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Nominating and Governance Committee and/or the Board will consider nominees for director who are recommended by our stockholders, provided that written notice of any such recommendation is received by our Corporate Secretary within the timeframe established by our Bylaws with respect to director nominations by stockholders (see “Submission of Stockholder Proposals for the 2015 Annual Meeting”).  All candidates for directors, including those who have been properly recommended or nominated by a stockholder, are evaluated using the criteria and process described above.

Code of Ethics

We have adopted the Vermillion, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all our officers, directors and employees.  The Code of Ethics is available in the Investor Relations section of our website at http://www.vermillion.com.  We will disclose on our website any waiver of, or amendment to, the Code of Ethics as required by applicable SEC and NASDAQ requirements.

Stockholder Communications

Our stockholders may communicate directly with the Board of Directors or individual directors in writing, addressed to:

Board of Directors
c/o Corporate Secretary
Vermillion, Inc.
12117 Bee Caves Road, Building Three, Suite 100
Austin, Texas 78738

The Corporate Secretary will review each stockholder communication.  The Corporate Secretary will forward to the entire Board (or to members of a committee thereof, if the communication relates to a subject matter clearly within that committee’s area of responsibility) or to any individual director, as applicable, each communication that (a) relates to our business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against us, a director, a member of our management, or our other employees, or to further a personal interest not shared by the other stockholders generally.

EXECUTIVE OFFICERS

Set forth below is certain information about our current executive officers:

Name	Age	Positions
Thomas H. McLain	56	President and Chief Executive Officer
Eric J. Schoen	45	Vice President, Finance and Chief Accounting Officer (effective May 28, 2013) and Chief Accounting Officer (prior to May 28, 2013)

Donald G. Munroe, Ph.D.	57

Senior Vice President of Business Development and Chief Scientific Officer (effective March 1, 2013) and Chief Scientific Officer and Vice President of Research and Development (prior to March 1, 2013)

Marian Sacco	59	Senior Vice President of Sales and Marketing and Chief Commercial Officer

Thomas H. McLain was appointed President and Chief Executive Officer of the Company on March 18, 2013. Mr. McLain most recently served as Chief Executive Officer and Chief Financial Officer of Claro Scientific, LLC, an early-stage diagnostic company, from 2008 until joining Vermillion in 2013. Before Claro, from 1998 to 2007, he held various senior management positions including chief executive officer and president, at Nabi Biopharmaceuticals (now Biota Pharmaceuticals, Inc.), a biotechnology company addressing immune system conditions and served as a board member and as chairman of the board. Prior to Nabi, Mr. McLain held several senior management positions of increasing responsibility over 10 years at Bausch & Lomb Incorporated, a global eye care company. Mr. McLain also previously served Eastman Chemical Company as a member of its board of directors, audit and finance committees, and as chairman of its health, safety, environment and security committee. Mr. McLain previously served as a member of the board of the biotechnology industry association (BIO), as well as several community and business development boards. Earlier in his career, Mr. McLain served as Audit Manager at Ernst & Young, LLP. He holds an MBA in Accounting and Information Systems from the University of Rochester, Simon Graduate School of Business and a B.A. in economics from the College of the Holy Cross.

Eric J. Schoen joined the Company in July 2010 as our Corporate Controller.  He was named Vice President, Finance on May 28, 2013 and has been our Chief Accounting Officer since October 2011. Prior to joining the Company, Mr. Schoen served as Revenue Controller for Borland Software, a publicly traded software development company, from 2007 to 2010.  From 2000 to 2007, he served in Corporate Controller and Director of Finance roles for Trilogy Enterprises, Momentum Software and Alticast, Inc. Mr. Schoen also spent nine years with PricewaterhouseCoopers, most recently as a Manager in the audit and assurance, transaction services and global capital markets practices.  Mr. Schoen received his Bachelor of Science in Finance from Santa Clara University.

Donald G. Munroe, Ph.D., joined the Company in October 2011 as our Chief Scientific Officer and Vice President of Research and Development. Effective March 1, 2013, Dr. Munroe was named our Senior Vice President of Business Development and Chief Scientific Officer. Dr. Munroe has extensive experience in the diagnostic industry, and has been a key member of upper management in a number of prominent diagnostic and life science companies.  He served as Vice President, Immunoassay Research and Development from 2009 to 2011 at Beckman Coulter, a preeminent manufacturer of automated diagnostic tests and biomedical instruments.  In this role, Dr. Munroe was responsible for launching key Immunoassay menu additions and re-standardizing existing assays.  He also initiated manufacturing science investigations and product improvement projects.  Previously, Dr. Munroe worked at Invitrogen Corporation in several roles including Vice President, Research and Development (Transplant Diagnostics) from 2006 to 2008, Vice President, Global Program and Portfolio Management (Corporate) from 2004 to 2005, and Director, Research and Development (GIBCO™) from 2002 to 2003.  Dr. Munroe was Director of Technology Commercialization with Corning (Microarray Technologies) from 2000 to 2002, and has 10 years of pharmaceutical discovery research experience at R.W. Johnson Pharmaceutical Research Institute (1990 to 1995) and Allelix Biopharmaceuticals (1996 to 2000).  Dr. Munroe received his Bachelor of Science in Biology from the University of Guelph, Master of Science in Medical Sciences at McMaster University and Ph.D. in Medical Biophysics at University of Toronto.  Dr. Munroe has served as a member of the Scientific Advisory Board of Minneapolis Community & Technical College and is an associate member of the Society of Gynecologic Oncology, and a member of the American Association for Clinical Chemistry and the American Association for the Advancement of Science.  Dr. Munroe is an inventor in seven granted U.S. patents, and has authored peer-reviewed publications on the molecular basis of cancer, gastrointestinal disorders, inflammation, OVA1 clinical validation and other topics.

Marian Sacco joined the Company in December 2013 as Senior Vice President of Sales and Marketing and Chief Commercial Officer.  Prior to joining the Company, Ms. Sacco worked as Principal at MES Consulting (“MES”), a business strategy, commercialization and organization consulting firm, beginning in 2007.   At MES,

Ms. Sacco’s clients included the Company; pregnancy and maternity management companies such as Materna Medical, Sera Prognostics and Artemis (now Verinata); and Atossa Genetics, a Clinical Laboratory Improvement Amendments (CLIA) laboratory involved in both molecular and traditional breast health and cancer tests.  Prior to consulting, Ms. Sacco served as Senior Vice President, Sales & Marketing from 1997 to 2007 in Maternity Management as a SVP at Adeza BioMedical (now part of Hologic, Inc.), a women’s healthcare medical technology company.  Ms. Sacco’s responsibilities at Adeza included overseeing the strategic and day-to-day leadership team in the marketing and sales of a test to aid in the management of preterm births. Prior to Adeza, she served in management roles at Behring Diagnostics, Chiron Diagnostics/Ciba Corning Diagnostics and Centocor Diagnostics. Ms. Sacco holds a Master’s degree in Radiopharmaceutical Sciences from Northeastern University and Bachelors of Science in Chemistry/Biology from Marietta College.

BOARD COMPENSATION

Outside Director Compensation

Outside directors (i.e., non-employee directors) are compensated for their service as (1) a member of the Board, (2) a member of any committee of the Board, and (3) a chair of any committee of the Board.  For 2013, we adopted a compensation program granting restricted stock units (“RSUs”) to outside directors other than the Chairman of the Board with a targeted value on the grant date equal to approximately $60,000.  For the Chairman of the Board, the targeted value on the grant date is approximately $70,000. The number of RSUs granted is determined by dividing the targeted value by a trailing average price of our common stock on the date of grant of the RSUs.  In 2013, the price and target value was fixed in June 2013 when the price per share of Vermillion stock was $2.70 per share.  However, no RSU’s were granted at that time as there were an insufficient number of shares remaining available for awards under the Company’s 2010 Stock Incentive Plan. Outside directors did not receive any cash compensation in connection with their services as directors.  Periodically, the Compensation Committee reviews and determines the adequacy of the compensation program for outside directors, and based upon the results of their analysis, the Compensation Committee will make recommendations regarding the compensation program for outside directors to the Board.  During fiscal year 2013, the outside directors were compensated as follows, with the RSU awards being made as of December 12, 2013 when the closing stock price and grant date value was $2.14 per RSU:

•	The Chairman of the Board received a total of 25,924 RSUs;
•	each other outside director received 22,220 RSUs;
•	the chairperson of the Audit Committee received an additional 4,440 RSUs;
•	the chairperson of the Compensation Committee received an additional 3,332 RSUs;
•	the chairperson of the Nominating and Governance Committee received an additional 2,224 RSUs;
•	the other members of the Audit Committee each received an additional 2,224 RSUs.
•	the other members of the Compensation Committee each received an additional 1,484 RSUs; and
•	the other members of the Nominating and Governance Committee each received an additional 1,484 RSUs.

2013 Outside Director Compensation Table

The compensation earned by our outside directors for the year ended December 31, 2013 was as follows:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James S. Burns	$—	$53,102	$—	$—	$—	$—	$53,102
Robert Goggin(2)	—	38,045	—	—	—	—	38,045
John F. Hamilton(3)	—	14,030	—	—	—	—	14,030
Bruce Huebner(4)	—	53,496	—	—	—	—	53,496
James T. LaFrance(5)	—	—	—	—	—	—	—
Peter S. Roddy	—	57,052	—	—	—	—	57,052
Carl Severinghaus	—	59,047	—	—	—	—	59,047
Eric Varma(6)	—	—	—	—	—	—	—
William C. Wallen, Ph.D.(7)	—	59,055	—	—	—	—	59,055
Total	$—	$333,827	$—	$—	$—	$—	$333,827

_____________________________

(1)	All outside directors received RSUs in lieu of any cash compensation.
(2)	Mr. Goggin joined our Board on March 21, 2013.
(3)	Mr. Hamilton served on our Board until March 21, 2013
(4)	Mr. Huebner served on our Board until December 12, 2013.
(5)	Mr. LaFrance joined our Board on December 12, 2013.
(6)	Dr. Varma joined our Board on September 12, 2013. Dr. Varma waived his compensation for 2013.
(1)	Dr. Wallen served on our Board until December 12, 2013.

REPORT OF THE COMPENSATION COMMITTEE

Our executive compensation program for our Named Executive Officers is administered by the Compensation Committee of the Board of Directors.  The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.  Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is provided by the following independent members of the Compensation Committee:

Eric Varma, Chairman

James S. Burns
Carl Severinghaus

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation program for our Named Executive Officers.  In particular, this section focuses on our 2013  compensation program and related decisions.  The Compensation Committee annually reviews our executive compensation program to ensure that it appropriately rewards performance that is tied to sound decision-making and creating stockholder value, and is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

Named Executive Officers During 2013

The following individuals who served as executive officers of the Company during 2013 were our “Named Executive Officers” for 2013:

Name	Positions
Thomas H. McLain	President and Chief Executive Officer
Bruce A. Huebner	Interim Chief Executive Officer (until March 18, 2013)
Donald G. Munroe, Ph.D.

Chief Scientific Officer and Vice President of Research and Development (through February 28, 2013); Senior Vice President of Business Development and Chief Scientific Officer (effective March 1, 2013)

Eric J. Schoen	Vice President, Finance and Chief Accounting Officer (effective May 28, 2013) and Chief Accounting Officer (prior to May 28, 2013)

Compensation Philosophy and Objectives

The goal of our compensation program for our Named Executive Officers is the same as for the overall Company, which is to foster compensation policies and practices that attract, engage and motivate high caliber talent by offering compensation in a competitive range.  We are committed to a total compensation philosophy and structure that provides flexibility in responding to market factors; rewards and recognizes superior performance; attracts highly skilled, experienced and capable employees; and is fair and fiscally responsible.

The Compensation Committee has designed and implemented compensation programs for Named Executive Officers to reward them for sustaining our financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with us for long and productive careers. Because bonus and equity compensation play a key role in aligning our executives’ interests with our stockholders’ interests, annual incentives and equity incentives constitute an essential portion of Named Executive Officer compensation.  However, most of our compensation elements simultaneously fulfill one or more performance, alignment and/or retention objectives.

Base salary and annual bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness.  Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

In establishing compensation for the Named Executive Officers, the following are the Compensation Committee’s objectives:

•	Attract, retain, reward and motivate high performing executive talent;
•	Ensure senior officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;
•	Increase the incentive to achieve key strategic, financial and operational performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;
•	Ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and
•

Enhance the officers’ incentive to increase the Company’s long term value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the Named Executive Officers’ compensation, including annual base salary, bonuses based on corporate and individual performance, equity compensation, perquisites and termination-based compensation.  For equity incentive compensation, which includes grants of RSUs and stock options, the Compensation Committee reviews accumulated realized and unrealized stock options and RSU gains.  The Compensation Committee also reviews the dollar value to the executive and cost to the Company of all perquisites, as well as the actual and projected payout obligations under several potential severance and change in control scenarios.  In addition, from time to time, the Compensation Committee may hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.  The Compensation Committee also receives input from the Chief Executive Officer regarding the compensation of all executives other than the Chief Executive Officer.

On December 12, 2013, we held a stockholder advisory vote on the compensation of our named executive officers for 2012, commonly referred to as a say-on-pay vote.  Our stockholders overwhelmingly voted to approve the 2012 compensation of our named executive officers, with approximately 92% of the shares present in person or by proxy voting “FOR” the proposal.  Considering the results of this advisory vote, the Compensation Committee decided to retain our overall executive compensation philosophy and did not make any changes to our executive compensation program in response to the 2012 say-on-pay vote. The Compensation Committee believes that the elements of the Company’s executive compensation program are structured in a way that is supportive of the Company’s strategic objectives and is aligned with interests of the Company’s stockholders.

Peer Group

The Compensation Committee had evaluated peer group comparator companies including BG Medicine, Inc., CAS Medical Systems Inc., Derma Sciences, Inc., DiaDexus, Inc., iCAD, Inc., Metabolix, Inc., Nanosphere, Inc., NanoString Technologies, Inc., Pacific Biosciences of California, Inc., Response Genetics, Inc., Sequenom, Inc., and Venaxis, Inc. The Compensation Committee targets each element of our Named Executive Officer’s compensation at the 50th percentile of the peer group aggregate.

Compensation Components

Our executive compensation program is designed to attract executives with the requisite skills necessary to support our strategic objectives, to reward executives for the achievement of near-term and long-term objectives, and to retain executives by aligning compensation with the longer-term creation of stockholder value, by developing a sustainable business with consistent performance.

Our compensation program is comprised of the following components for the Named Executive Officers:

•	Base Salaries;
•	Annual Incentive Bonus;
•	Equity Incentives;
•	Employment agreements providing for severance and change in control benefits; and
•	Certain perquisites as well as 401(k) plan, health and welfare plan benefits.

The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of our compensation program.

Base Salaries. Executive salaries are determined based on the data from our comparator group, on evaluation of each officer’s individual performance throughout the year, level of responsibility, overall salary structure, budget guidelines and assessment of our financial condition.  This approach ensures that our cost structure will allow us to remain competitive in the markets.  Salaries paid to the Named Executive Officers in fiscal 2013 were within the targeted range.  The Compensation Committee normally reviews and adjusts as appropriate the base salaries for the Named Executive Officers in the first half of each calendar year.  For fiscal year 2013, no adjustment of base salary was made to our existing Named Executive Officers.

Annual Bonuses. Consistent with our objectives to tie a significant portion of the Named Executive Officers’ total compensation to our performance, all Named Executive Officers, other than Mr. Huebner, have a target bonus of a fixed percentage of their salary.  At the beginning of each fiscal year, the Compensation Committee establishes performance measures and goals, which typically include milestones and targets.  The Compensation Committee typically assigns a weight value based upon the overall goals in order to ensure a balanced approach to the various factors applied to determining bonus amounts.  For fiscal year 2013, these goals, milestones and targets, which were designed to be challenging yet achievable, focused primarily on the following:

•	Continued commercialization of OVA1 and increasing test volume,
•	Generation of clinical data to foster inclusion in society position statements,
•	Progress on platform migration,
•	Advancement of a next-generation diagnostic test,
•	Management of operating expenses, and
•	Achievement of strategic initiatives.

Also, at the beginning of each fiscal year, the Compensation Committee establishes bonus payout targets for each Named Executive Officer.  The Compensation Committee generally establishes the individual payout targets for each Named Executive Officer based on the executive’s position, level of responsibility and a review of the compensation information of other companies.  For 2013, the payout targets for each Named Executive Officer were as follows:

Thomas H. McLain	50% of annual base salary
Bruce A. Huebner	$50,000 target
Donald G. Munroe, Ph.D.	40% of annual base salary

Eric J. Schoen	30% of annual base salary

Mr. Huebner’s bonus was related to his service as our Interim Chief Executive Officer rather than as part of the incentive plan for targets and milestones listed above. After the close of each fiscal year, or other such timeframe as determined by the Compensation Committee, the Compensation Committee assesses the performance of each Named Executive Officer against the pre-established metrics.  Each Named Executive Officer receives a bonus based on his or her individual payout target and our performance relative to the specific performance goal.

In its evaluation of performance for fiscal year 2013, the Compensation Committee considered the following goals, milestones and targets:(i) continued commercialization of OVA1 and increasing test volume; (ii) generation of clinical data to foster inclusion in society position statements; (iii) progress on platform migration; (iv) advancement of a next-generation diagnostic test; (v) management of operating expenses; and (vi) achievement of specified strategic initiatives.  As a result of this evaluation, the Compensation Committee determined that the targets for the fiscal year 2013 had partially been met and paid actual bonus payouts of approximately 77% of the aggregate bonus target amount for Mr. McLain, Mr. Munroe and Mr. Schoen. This resulted in the following payouts to each Named Executive Officer employed by us during such period:

Thomas H. McLain	$142,887
Donald G. Munroe, Ph.D.	$81,250
Bruce A. Huebner	$70,000
Eric J. Schoen	$44,250

Mr. Huebner was named Interim Chief Executive Officer on November 26, 2012 and was paid a bonus of  $70,000 after the completion of his service as Interim Chief Executive Officer in March 2013. His bonus was in excess of the target amount based upon evaluation of his contributions as Interim Chief Executive Officer.

Mr. McLain’s payout was prorated based on his start date of March 18, 2013.

2014 Annual Bonus Plan. The compensation committee has recommended and the Board has approved the components of the 2014 Annual Bonus Plan.  There were no changes to the payout targets for the Named Executive Officers. For fiscal year 2014, goals, milestones and targets are focused primarily on the following:

•	Increasing OVA1 test volume;
•	Increasing OVA1 revenue;
•	Payer contract coverage rates and covered lives;
•	Generation of health economic studies;
•	Progress on platform migration;
•	Advancement of a next-generation diagnostic test; and
•	Management of operating expenses.

Equity Incentive Compensation. The equity component of our executive compensation program is designed to fulfill our performance alignment and retention objectives.  We currently maintain the Vermillion, Inc. Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”), which was approved by the Board of Directors in October 2013 and by the stockholders in December 2013.  The 2010 Plan is administered by the Compensation Committee of the Board. Our employees, directors, and consultants are eligible to receive awards under the 2010 Plan.  The 2010 Plan permits the granting of a variety of awards, including stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units, performance and cash-settled awards, and dividend equivalent rights.  On December 12, 2013, the Company’s stockholders approved an increase of 2,300,000 in the number of shares available for issuance under the previous version of the 2010 Plan for a total of 3,622,983 shares, subject to adjustment as provided in the 2010 Plan.

The 2010 Plan generally authorizes us to make awards reserving the following recourse against a participant who does not comply with certain employment-related covenants, either during employment or for certain periods after ceasing to be employed: we may terminate any outstanding, unexercised, unexpired, unpaid, or deferred awards; rescind any exercise, payment or delivery pursuant to the award; or recapture any shares (whether restricted or unrestricted) or proceeds from the participant’s sale of shares issued pursuant to the award.  These remedies are also generally available to us for awards that would have had a lower grant level, vesting, or payment if a participant’s fraud or misconduct had not caused or partially caused the need for a material financial restatement by us or any affiliate.  In addition, all awards or proceeds from the sale of awards made or earned pursuant to the 2010 Plan will be subject to the right of us to full recovery (with reasonable interest thereon) in the event that the Board determines reasonably and in good faith that any participant’s fraud or misconduct has caused or partially caused the need for a material restatement of our financial statements for any fiscal year to which the award relates.

In general, the Named Executive Officers receive incentive stock option grants at the time of hire. Annually thereafter, they receive additional stock option grants or RSUs as recommended by the Compensation Committee.  Stock option grants and RSUs are based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance.  The number of underlying shares that may be purchased pursuant to the stock options granted to each Named Executive Officer varies based on the executive’s position and responsibilities.  In addition, amounts are determined by comparing the level of equity-based compensation that is awarded to executives of competing companies.

The grants of stock-based awards to Named Executive Officers during the year ended December 31, 2013 were as follows:

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Name	Restricted Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)
Thomas H. McLain	-	400,000
Bruce A. Huebner	24,998(1)	-
Donald G. Munroe, Ph.D.	-	100,000
Eric J. Schoen	-	90,000

(1) Mr. Huebner was a member of our Board during 2013 and served as our Interim Chief Executive Officer from November 26, 2012 through March 18, 2013.  The restricted stock unit grant represented Mr. Huebner’s sole compensation as a director during 2013 until his retirement from the Board on December 12, 2013.

(2) Stock options granted were subject to monthly vesting over a period of 48 months.

Employee Benefits Programs. Our employee benefits program primarily consists of two components: (1) severance and change in control arrangements and (2) perquisites and other benefits.

Severance and Change in Control Arrangements.  The Compensation Committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees.  Accordingly, our employment agreement with Mr. McLain as President and Chief Executive Officer included change in control provisions, and we have also entered into change in control agreements with our Vice President, Finance and Chief Accounting Officer, Senior Vice President of Business Development and Chief Scientific Officer and Vice President of Sales and Marketing under which they will receive certain payments and benefits upon qualifying terminations that follow a change in control.  The principal purpose of the change in control agreements is to provide executive officers with appropriate incentives to remain with us before, during and after any change in control transaction by providing the executive officers with security in the event their employment is terminated or materially changed following a change in control.  By providing this type of security, the change in control agreements help ensure that the executive officers support any potential change in control transaction that may be in the best interests of our stockholders, even while the transaction may create uncertainty in the executive officer’s personal employment situation.  The Compensation Committee believes that the payment of salary and benefits for one year for Mr. McLain as President and Chief Executive Officer and nine months for the Vice President, Finance and Chief Accounting Officer, Senior Vice President of Business Development and Chief Scientific Officer and Vice President of Sales and Marketing is reasonable and appropriate to achieve the desired objectives of the agreements.

Perquisites and Other Benefits.  Our Named Executive Officers participate in our standard employee benefits programs including medical, dental, vision, life, short-term and long-term disability insurance, 401(k) Plan and flexible spending accounts.

Method for Determining Compensation Amounts

In deciding on the type and amount of compensation for each executive, the Compensation Committee seeks to align the interests of the Named Executive Officers with those of our stockholders.  In making compensation decisions, the Compensation Committee reviews the performance of the Company and carefully evaluates an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareowner value.  The types and relative importance of specific financial and other business objectives vary among our Named Executive Officers depending on their positions and the particular operations or functions for which they are responsible.  The Compensation Committee does not adhere to rigid formulas when determining the amount and mix of compensation elements.  Compensation elements for each executive are reviewed in a manner that optimizes the executive’s contribution to the Company, and reflects an evaluation of the compensation paid by our competitors.

The Compensation Committee reviews both current pay and the opportunity for future compensation to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives.  However, prior stock compensation gains are not considered in setting future compensation levels.  The mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

The Compensation Committee has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer, or CEO.  As part of this responsibility, the Committee oversees the design, development and implementation of the compensation program for the CEO and the other Named Executive Officers.  The Compensation Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program.  The CEO and the Compensation Committee assess the performance of the other Named Executive Officers and determine their compensation, based on initial recommendations from the CEO.

The Compensation Committee approves stock option grants for Named Executive Officers at the time of hire, and thereafter, the Compensation Committee annually reviews and approves stock option or RSU grants.  Stock option and RSU grants are based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance.  Amounts are determined by comparing the level of equity-based compensation awarded to executives of competing companies, along with consideration for attracting, retaining and motivating the executive officers.  The stock option and RSU grants made under the 2010 Plan have provisions allowing us to recoup awards if we are required to restate corporate financial statements.

Compensation Policies and Practices Regarding Risk Management

In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that our compensation policies and practices do not motivate imprudent risk taking.  Specifically, the Compensation Committee reviewed the following features of our compensation programs that guard against excessive risk-taking:

•	our annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;
•	we do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value; and
•	our compensation awards are capped at reasonable and sustainable levels, as determined by a review of the economic position and prospects, as well as the compensation offered by comparable companies.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction to publicly-held companies such as the Company for certain compensation in excess of $1,000,000 paid to our chief executive officer and two other officers whose compensation is required to be reported to our stockholders pursuant to the Exchange Act.  Certain performance-based compensation approved by our stockholders, including option grants under the 2010 Plan, generally is not subject to the deduction limit.  We generally attempt to maximize the deductibility of our compensation paid to Named Executive Officers.  The Committee retains the flexibility, however, to award compensation in a manner that is not deductible pursuant to Section 162(m) when it determines that doing so is in the best interest of the Company and its stockholders.

We have granted stock options as incentive stock options in accordance with Section 422 of the Code subject to the volume limitations contained in the Code.  Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder.  If the stock is held until at least one year after the date of exercise and two years from the date the option is granted, all of the gain on the sale of the stock, when recognized for income tax purposes, will be capital gain, rather than ordinary income, to the recipient.  Consequently, we do not receive a tax deduction.  For stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised.  The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise.

Named Executive Officer Compensation

Current President and Chief Executive Officer. On March 13, 2013, we entered into an employment agreement with Thomas H. McLain, effective March 18, 2013. Pursuant to the terms of the employment agreement between the Company and Mr. McLain, the Company will pay Mr. McLain an annual base salary of at least $350,000. Mr. McLain’s base salary was increased to $375,000 on March 27, 2014. In addition, Mr. McLain will be eligible for a bonus of up to fifty percent (50%) of his base salary (prorated for partial years) for achievement of reasonable Company and individual performance-related goals to be defined by the Board. In addition, Mr. McLain was eligible and received a one-time milestone incentive bonus of $50,000 that was paid within thirty (30) days after the successful completion of a fund raising event of a minimum net to Vermillion of $4 million. In the event Mr. McLain is terminated “without cause” or “for good reason”, as those terms are defined in Mr. McLain’s employment agreement, he is entitled to receive continued payment of his base salary as then in effect, as well as continued health and dental benefits, for a period of twelve months following the date of termination. In addition, pursuant to the employment agreement, in the event Mr. McLain is terminated “without cause” or “for good reason” within twelve (12) months following a change in control (as those terms are defined in the employment agreement), one-hundred percent (100%) of any then-unvested shares under Company stock options then held by Mr. McLain will vest upon the date of such termination.

Former Interim President and Chief Executive Officer.  On November 26, 2012, we entered into an employment agreement with Mr. Huebner as our Interim President and Chief Executive Officer. Pursuant to the terms of the employment agreement, we paid Mr. Huebner an annual base salary of $252,000. We also paid Mr. Huebner a bonus of $70,000 after completion of his employment term from November 26, 2012 through March 18, 2013 (upon the hiring of current President and Chief Executive Officer, Thomas McLain). On November 26, 2012, the Board granted Mr. Huebner an option to purchase 100,000 shares of the Company’s common stock. The shares subject to the option vested monthly over a twelve (12) month period. However, the award agreement provided that 100% of the shares subject to the option vested immediately upon a change in control of the Company or the

Company’s hiring of a permanent chief executive officer, subject in each case to Mr. Huebner’s continuing employment with the Company.  Mr. Huebner was also to be eligible for performance-based stock option grants based on achieving milestones approved by the Board.

Mr. Huebner served until the appointment of Thomas McLain as President and Chief Executive Officer on March 18, 2013. Mr. Huebner was elected as Chairman of the Board on March 18, 2013 and served until his retirement from the Board on December 12, 2013.

Chief Scientific Officer and Vice President of Research and Development (through February 28, 2013); Senior Vice President of Business Development and Chief Scientific Officer (effective March 1, 2013).  On September 23, 2011, we entered into an employment agreement with Donald G. Munroe, Ph.D., effective October 11, 2011. The employment agreement between the Company and Dr. Munroe provided that the Company would initially pay Dr. Munroe an annual base salary of $250,000.  Dr. Munroe’s base salary was increased to $275,000 on March 27, 2014. Under the employment agreement, Dr. Munroe is eligible for a bonus of up to 40% of his base salary for achievement of reasonable performance-related goals and milestones.  In the event Dr. Munroe is terminated without cause or resigns for good reason (as these terms are defined in the employment agreement), he is entitled to receive: (i) continued payment of his base salary as then in effect for a period of nine months following the date of termination; and (ii) continued health and dental benefits paid by the Company until the earlier of nine months after termination or the time that Dr. Munroe obtains employment with reasonably comparable or better health and dental benefits.  Additionally, if Dr. Munroe’s employment is terminated without cause or if he resigns for good reason within the 12-month period following a change in control (as the term is defined in the employment agreement), then, in addition to the severance obligations due to Dr. Munroe as described above, 50% of any then-unvested options previously granted by the Company will vest upon the date of such termination.

Vice President, Finance and Chief Accounting Officer (effective May 28, 2013) and Chief Accounting Officer (prior to May 28, 2013).  On April 4, 2012, we entered into an employment agreement with Eric J. Schoen, effective April 4, 2012.  The employment agreement between the Company and Mr. Schoen provided that the Company would initially pay Mr. Schoen an annual base salary of $160,000. Mr. Schoen’s base salary was increased to $200,000 on May 28, 2013 and $225,000 on March 27, 2014.  Under the employment agreement, Mr. Schoen was eligible for a bonus of up to 30% of his base salary for achievement of reasonable performance-related goals and milestones. This bonus amount was increased to 35% for 2014 on March 27, 2014.    The employment agreement provides that, in the event that Mr. Schoen is terminated without cause or resigns for good reason (as these terms are defined in the employment agreement), he is entitled to receive: (i) continued payment of his base salary as then in effect for a period of nine months following the date of termination; (ii) immediate vesting of 50% of any unvested options previously granted by the Company to him, in addition to a 24-month period after termination to exercise any and all of his vested options to purchase the Company’s common stock; and (iii) continued health and dental benefits paid by the Company until the earlier of nine months after termination or the time that Mr. Schoen obtains employment with reasonably comparable or better health and dental benefits.  Additionally, the employment agreement provided that if Mr. Schoen’s employment is terminated without cause or if he resigns for good reason within the 12-month period following a change in control (as the term is defined in the employment agreement), then, in addition to the severance obligations due to Mr. Schoen as described above, 50% of any then-unvested options previously granted by the Company will vest upon the date of such termination.

Other Executive Officer Compensation. We entered into an employment agreement with Marian Sacco, Senior Vice President of Sales and Marketing and Chief Commercial Officer effective as of December 16, 2013.  Pursuant to the terms of the employment agreement, the Company will initially pay Ms. Sacco an annual base salary of $225,000.  Ms. Sacco’s base salary was increased to $250,000 on March 27, 2014. In addition, Ms. Sacco will be eligible for a bonus of up to forty percent (40%) of her base salary for achievement of reasonable Company and individual performance-related goals to be defined by the Company’s Chief Executive Officer or Board. In the event Ms. Sacco is terminated without cause or for good reason (as these terms are defined in the employment agreement) at any time following June 16, 2014, and she complies with certain requirements (including non-competition and non-solicitation covenants), she is entitled to receive: (i) continued payment of her base salary as then in effect for a period of nine months following the date of termination; (ii) immediate, accelerated vesting of 50% of any unvested options previously granted by the Company to her, in addition to a 24-month period after termination to exercise any and all of her vested options to purchase the Company’s common stock (subject to earlier expiration at the end of the option’s original term); and (iii) continued health and dental benefits through COBRA premiums paid by the Company until the earlier of nine months after termination or the time that Ms. Sacco obtains employment with reasonably comparable or greater health and dental benefits. Additionally, if Ms. Sacco’s employment is terminated without cause or for good reason within the 12-month period following a change of control (as the term is defined in the Employment Agreement), then, in addition to the severance obligations due to Ms. Sacco as described above, 50% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination.

Compensation for the Named Executive Officers in 2013 and 2012

The compensation earned by the Named Executive Officers for the years ended December 31, 2013 and 2012 was as follows:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards(1)	Non-Equity Incentive Plan(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation(7)	Total

Thomas H. McLain	2013	$277,083	$—	$—	$656,000	142,8879)	$—	$16,049 (3)	$1,092,019
President and Chief Executive Officer	2012	—	—	—	—	—	—	—	—
Bruce A. Huebner	2013	52,500	70,000	53,496(4)	—	—	—	50,203(6)	226,199
Former Director and Interim Chief Executive Officer	2012	25,846	—	67,660(4)	80,000	—	—	4,800(5)	178,306
Donald G. Munroe, Ph.D.	2013	250,000	—	—	129,500	81,250	—	682	461,432
Chief Scientific Officer and VP of Research and Development (8)	2012	250,000	—	—	38,150	65,760	—	572	354,482
Eric J. Schoen	2013	183,950	—	—	116,550	44,250	—	546	345,296
Vice President, Finance and Chief Accounting Officer	2012	160,000	—	—	81,750	34,245	—	572	276,567

______________________

(1)Represents restricted stock unit awards and option awards granted to the named executive officers.  The amounts reported in these columns are valued based on the aggregate grant date fair value computed in accordance with ASC Topic 718. More information regarding these awards is included the Compensation Discussion and Analysis as well as in Note 9 to our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)Amount represents performance bonus for fiscal year 2013 and 2012.

(3)Includes Mr. McLain’s relocation expenses of $15,623.

(4)Represents Mr. Huebner’s compensation as a member of our Board for 2013 and 2012  (served as Interim Chief Executive Officer from November 26, 2012 to March 18, 2013).

(5)Represents Mr. Huebner’s consulting income prior to his appointment as Interim Chief Executive Officer on November 26, 2012.

(6)Includes  Mr. Huebner’s consulting income subsequent to the cessation of his service as Interim Chief Executive Officer on March 18, 2013 of $45,000 and paid time off payout of $5,060.

(7)All Other Compensation also includes Company paid insurance premiums of less than $1,000.

(8)Effective March 1, 2013, Dr. Munroe was named our Senior Vice President of Business Development and Chief Scientific Officer.

(9)     Includes an incentive bonus of $50,000 paid after successfully raising a minimum of $4 million for the Company pursuant to the terms of his employment agreement.

The grants of plan-based awards to the Named Executive Officers during 2013 were as follows:

Estimated future payouts under non-equity incentive plan awards(1)

Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh) (3)	Grant date fair value of stock and option awards($)(4)
Thomas H. McLain	3/18/2013	$—	$—	$—	400,000(2)	$1.22	$656,000
President and Chief Executive Officer		1	188,541	223,676	—	—	—
Donald G. Munroe, Ph.D.	5/28/2013	—	—	—	100,000(2)	3.37	129,500
Chief Scientific Officer and VP of Research and Development		1	100,000	125,000	—	—	—
Eric J. Schoen	5/28/2013	—	—	—	90,000(2)	3.37	116,550
Vice President, Finance and Chief Accounting Officer		1	60,000	75,000
Bruce A. Huebner		—	—	—	—	—	—
Former Director and Interim Chief Executive Officer

(1)These columns show the potential value of the payout for each named executive officer in 2013 if the threshold, target or maximum goals were satisfied for all performance measures. The performance goals and salary and bonus multiples for determining the payout are described in the “Compensation Discussion and Analysis” section.  The performance measurements that were achieved in 2013 and payouts were made as described in the “Summary Compensation Table”.

(2)Represents the number of stock options granted in 2013 to the Named Executive Officers subject to a vesting schedule of equal monthly vesting over the next 48 months.

(3)  This column shows the exercise price for the stock options granted, which was the closing price of our common stock on the date of grant.

(4)This column shows the full grant date fair value under ASC Topic 718 of stock options granted to Named Executive Officers in 2013. The fair value was calculated using the Black-Scholes value on the grant date and is the amount the Company will expense in its financial statements over the award’s vesting schedule, unless the named executive officer leaves the Company.  More information regarding these awards is included the Compensation Discussion and Analysis as well as in Note 9 to our Annual Report on Form 10-K for the year ended December 31, 2013.

The outstanding equity awards held by the Named Executive Officers as of December 31, 2013 were as follows:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Thomas H. McLain	74,999	325,001	—	$1.22	3/17/2023(1)	—	—	—	—
Donald G. Munroe, Ph.D.	14,583	85,417	—	3.37	5/28/2023(1)	—	—	—	—
	25,000	—	—	1.62	3/21/2022(4)
	5,833	4,167	—	1.62	3/21/2022(2)
	67,708	57,292	—	1.96	11/7/2021(3)	—	—	—	—
Eric J. Schoen	13,125	76,875	—	3.37	5/28/2013(1)	—	—	—	—
	25,000	—	—	1.62	3/22/2022(4)
	29,166	20,834	—	1.62	3/22/2022(2)	—	—	—	—
	14,444	5,556	—	1.96	11/8/2021(2)
	2,337	1,063	—	4.13	3/18/2021(1)
	2,135	365	—	9.92	7/29/2020(3)
Bruce A. Huebner	—	—	—	—	—	—	—	—	—

____________________

(1)	Stock options vest ratably on a monthly basis over a 48 month period.
(2)	Stock options vest ratably on a monthly basis over a 36 month period
(3)

Stock options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the next three years.

(4)	Stock option grants cliff vest after a one year period from grant date.
(5)

The fair value of our common stock as of December 31, 2013 was $2.36 per share. Each option expires 10 years after the date of the grant or, in the case of an incentive stock option, such shorter term as may be provided in the applicable agreement

Potential Payments Upon Termination

Mr. Huebner resigned as Interim President and Chief Executive Officer in March 2013 after the appointment of Thomas H. McLain as President and Chief Executive Officer resulting in payment of a $70,000 bonus and immediate vesting of stock options with a value of $11,917.

The following table set forth amounts payable to the Named Executive Officers (other than Mr. Huebner) if such officer had been terminated as of December 31, 2013:

Name	Termination Scenario	Continued Payment of Base Salary	Immediate Vesting of Stock Options(3)	Health and Dental Insurance Benefits(4)
Thomas McLain	Termination(1)	$350,000	$ —	$26,673
	Within 12 Months After Change-in Control(2)	350,000	370,501	26,673

	For cause	—	—	—
Donald G. Munroe, Ph.D.	Termination(1)	187,500	—	20,005
	Within 12 Months After Change-in Control(2)	187,500	13,000	20,005
	For cause	—	—	—
Eric J. Schoen	Termination(1)	150,000	8,820	20,005
	Within 12 Months After Change-in Control(2)	150,000	17,640	20,005
	For cause	—	—	—

____________________

(1)Termination includes the following separation scenarios: involuntary termination not for cause or resignation for good reason (in all cases, assuming the executive is not entering into competitive or other activity detrimental to us).

(2)Termination of employment by us for reasons other than for cause or by Named Executive Officers for good reason within the 12-month period following a change in control (as defined in the respective employment agreements).

(3)Reflects the difference between the exercise price of all options that would have vested upon such a termination and  $2.36 (the December 31, 2013 closing price of our common stock). These amounts are in addition to the existing value of options vested at December 31, 2013.

(4)Assumes each Named Executive Officer does not obtain employment with reasonably comparable or better health and dental benefits within the time period specified in the respective employment agreements.

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

The Company is providing stockholders an advisory vote to approve executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The advisory vote to approve executive compensation is a non-binding vote on the compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote to approve executive compensation is not a vote on the Company’s general compensation policies or the compensation of the Company’s Board. The Dodd-Frank Act requires the Company to hold the advisory vote to approve executive compensation at least once every three years.  At the 2011 Annual Meeting, the Company asked stockholders to indicate if it should hold an advisory vote to approve the compensation of named executive officers every one, two or three years.  In accordance with the vote results at the 2011 Annual Meeting, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on executive compensation.

We believe that our compensation policies and procedures seek to reward our Named Executive Officers for sustaining our financial and operating performance and leadership excellence, align their interests with those of our stockholders and encourage them to remain with us for long and productive careers.  Because bonus and equity compensation play a key role in aligning our executives’ interests with our stockholders’ interests, annual incentives and equity incentives constitute an essential portion of Named Executive Officer compensation.  However, most of our compensation elements simultaneously fulfill one or more performance, alignment and/or retention objectives. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

Specifically, the Compensation Committee believes that the structure of the executive compensation program support the following compensation objectives:

•	Attract, retain, reward and motivate high performing executive talent;
•	Ensure senior officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;
•	Increase the incentive to achieve key strategic, financial and operational performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;
•	Ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and
•

Enhance the officers’ incentive to increase the Company’s long term value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee believes that the design of the executive compensation program, which is intended to reward named executive officers for sustaining our financial and operating performance and leadership excellence, along with the limited use of executive perquisites and reasonable severance pay multiples contribute to an executive compensation program that is competitive yet strongly aligned with stockholder interests.

For the reasons discussed above, the Board of Directors is asking you to indicate your support for our Named Executive Officer compensation by voting “FOR” the following “say-on-pay” resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Vermillion, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2014 (unless otherwise indicated), by (1) each person known by us to be the beneficial owner of five percent or more of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group.  All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.  Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Vermillion, Inc., 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738.

Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) under the Exchange Act.  Shares of common stock, which are issued and outstanding, are deemed to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.  Shares of common stock which are issuable upon exercise of options or warrants are deemed to be issued and outstanding and beneficially owned by any person who has or shares voting or investment power over such shares only if the options or warrants in question are exercisable within 60 days of March 31, 2014, and, in any event, solely for purposes of calculating that person’s percentage ownership of the common stock (and not for purposes of calculating the percentage ownership of any other person).

Except where otherwise indicated, the number of shares of common stock deemed outstanding and used in the denominator for determining percentage ownership for each person equals (i) 35,831,776 shares of common stock outstanding as of March 31, 2014, plus (ii) such number of shares of common stock as are issuable pursuant to RSUs, options or warrants held by that person (and excluding RSUs, options and warrants held by other persons) which may be exercised within 60 days of March 31, 2014.

Name and Address of Beneficial Owner	Number of Common Stock Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Beneficial Owners of More than 5%:
Larry N. Feinberg(1)(2) c/o Oracle Investment Management, Inc. 200 Greenwich Avenue Greenwich, CT 06830	7,139,960	19.93%
Jack W. Schuler(3) 28161 North Keith Drive Lake Forest, IL 60045	6,673,029	18.62%
Matthew Strobeck(4) 688 Pine Street Burlington, VT 05401	2,054,070	5.73%
Directors and Named Executive Officers:
James S. Burns(2)	188,922	*
James T. LaFrance	—	*
Robert S. Goggin, III	155,678	*
Thomas H. McLain(3)	122,498	*
Donald G. Munroe, Ph.D. (3)	140,867	*
Peter S. Roddy	96,360	*
Carl Severinghaus	94,592	*
Eric J. Schoen(4)	129,735	*
Eric Varma	—	*
All Directors and Executive Officers as a Group (10 persons) (5)	932,402	2.57%

____________________

*	Less than 1%.

(1)

Based on information provided in the Amendment No. 2 to Schedule 13D filed with the SEC on December 23, 2013.  In that filing each of Larry N. Feinberg and Oracle Associates, LLC (“Oracle Associates”) reported shared voting and dispositive power over 7,139,960 shares of common stock, representing 19.93% of the outstanding shares of common stock based on a total of 35,825,673 shares of common stock outstanding as of December 20, 2013.  In addition, Oracle Partners, L.P. reported shared voting and dispositive power over 4,543,980 shares of common stock, and each of Oracle Investment Management, Inc. (“Oracle Manager”) and Oracle Ten Fund Master, LP (“Oracle Ten Fund”) reported shared voting and dispositive power over 2,595,980 shares of common stock.  Oracle Manager is the investment manager to Oracle Ten Fund, Oracle Associates is the general partner of Oracle Partners, L.P. and Oracle Ten Fund and Larry N. Feinberg is the managing member of Oracle Associates and the sole shareholder, director and president of the Oracle Manager. By virtue of these relationships, Oracle Manager may be deemed to have voting and dispositive power over the shares held by Oracle Ten Fund and Oracle Associates and Larry N. Feinberg may be deemed to have voting and dispositive power over the shares of Oracle Ten Fund and Oracle Partners, LP.

(2)	Includes 40,400 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2014.
(3) (4)

Represents shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2014.

Includes 108,210 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2014.

(5)	The group includes the directors and named executive officers listed in the table and Marian Sacco.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Resulting from Private Placement

On May 8, 2013, the Company entered into a Securities Purchase Agreement in connection with a private placement, pursuant to which certain existing and new investors (the “Purchasers”) agreed to purchase 8,000,000 shares of the Company’s common stock at a price per share of $1.46 and 12,500,000 warrants at a price per warrant of $0.125. The warrants are exercisable for 12,500,000 shares of common stock at an exercise price of $1.46 per share.  The Purchasers included, among other investors, affiliates of Oracle Investment Management, Inc., Larry N. Feinberg and the Feinberg Family Trust, Jack W. Schuler and Matthew W. Strobeck.  The private placement closed on May 13, 2013.  Gross proceeds of the private placement to the Company totaled approximately $13.2 million, with net proceeds totaling approximately $11.8 million after offering expenses. On December 19, 2013, warrants to purchase 12,087,000 shares were exercised, and the Company received an additional $17.6 million in proceeds.

In connection with the private placement, on May 13, 2013, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with certain of the Purchasers.  Among other things, the Stockholders Agreement provides certain of the Purchasers with rights to participate in any future equity offerings by the Company on the same price and terms as other investors. In addition, Oracle Partners, LP and Oracle Ten Fund Master LP, together, and Jack W. Schuler (the “Principal Purchasers”), received rights to prohibit the Company from taking any of the following actions unless agreed to by at least one of the Principal Purchasers:

•	Making any acquisition with value great than $2 million;
•

Entering into, or amending the terms of our agreements with Quest Diagnostics, which consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;

•	Submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our Board;
•	Offering, selling or issuing any securities senior to the Company’s common stock;
•	Amending our Certificate of Incorporation or By-laws in any manner that effects the rights, privileges or economics of the Company’s common stock or warrants;
•	Making any action that would result in a change in control of the Company or an insolvency event;
•	Paying or declaring dividends or distributing the assets of the Company; or
•	Adopting or amending any shareholder rights plan.

In addition, the Principal Purchasers each received the right to nominate a member to serve on our Board. Dr. Varma, currently a partner at Oracle Investment Management, Inc., was designated as a Board nominee by Oracle Partners, LP and Oracle Ten Fund Master, LP pursuant to the Stockholders Agreement.  The Board appointed Dr. Varma as a director on September 12, 2013. James T. LaFrance was designated as a Board nominee by Jack W. Schuler. The Board appointed Mr. LaFrance as a director and Chairman of the Board on December 12, 2013.

The rights and prohibitions of the Purchasers under the Stockholders Agreement terminate for each Purchaser when it ceases to own or hold less than 50% of the shares, warrants or warrant shares than were purchased at the closing of the private placement.

Relationship with Quest Diagnostics Incorporated

Quest Diagnostics Incorporated beneficially owned more than 5% of the outstanding shares of the Company’s common stock until on or about May 13, 2013. In July 2005, the Company entered into a Strategic Alliance Agreement (as amended, the “Strategic Alliance Agreement”) with Quest Diagnostics to develop and commercialize up to three diagnostic tests from our product pipeline.  In connection with the Strategic Alliance Agreement, the Company entered into a credit agreement with Quest Diagnostics, pursuant to which Quest Diagnostics provided the Company with a $10,000,000 secured line of credit to be used to pay for certain costs and expenses related to activities under the Strategic Alliance Agreement. This line of credit was collateralized by certain of our intellectual property assets. Pursuant to the Strategic Alliance Agreement, Quest Diagnostics selected two diagnostic tests to be commercialized, a peripheral arterial disease diagnostic test (differentiated from our existing program) and OVA1. The credit agreement provided for the forgiveness of portions of the amounts borrowed under the secured line of credit upon the achievement of certain milestones related to the development, regulatory approval and commercialization of certain diagnostic tests. If not otherwise forgiven, the $10,000,000 principal amount outstanding under this secured line of credit became due and payable on October 7, 2012. Through December 31, 2013, a total of $3,000,000 has been acknowledged as forgiven by Quest Diagnostics based upon milestone achievement.

The Company believes that in September 2009 when the United States Food and Drug Administration (the “FDA”) cleared our application for a licensed laboratory test of OVA1 to be commercialized, the Company achieved a milestone under the credit agreement, resulting in a $1,000,000 reduction of the outstanding principal amount borrowed under the credit agreement.  However, Quest Diagnostics has disputed whether this milestone has been achieved.

In September 2009, the Company achieved another milestone under the credit agreement, resulting in a $3,000,000 further reduction in the principal amount borrowed under the credit agreement.  Although the Company believed that, following this reduction, the principal balance under the line of credit was $6,000,000, the Company made monthly payments to Quest Diagnostics on the secured line of credit based on a principal balance of $7,000,000, resulting in a curtailment of the principal balance of $106,000. However, Quest Diagnostics has disputed that such additional principal curtailment was made.

On October 12, 2012, the Company paid Quest Diagnostics approximately $5,894,000 of principal which the Company believes represented payment in full of all then outstanding principal under the secured line of credit. However, the Company continues to show the amount of the liability as $1,106,000 as of December 31, 2013 and 2012 because Quest Diagnostics has disputed that the $1,000,000 milestone was met and the $106,000 principal curtailment was made. There was no interest expense on the secured line of credit for the year ended December 31, 2013 and $206,000 of interest expense for the year ended December 31, 2012.

Unrelated to the debt dispute described above, on May 23, 2013, the Company sent Quest Diagnostics a notice of default under the Strategic Alliance Agreement relating to a number of its material violations, breaches and failures to perform under the Strategic Alliance Agreement. The Strategic Alliance Agreement states that if a party fails to cure material defaults within 90 days of the date of the notice of default, the other party has the right to terminate the Strategic Alliance Agreement.  Quest Diagnostics has disputed the effectiveness of our notice of default. On August 23, 2013, the Company sent Quest Diagnostics a notice of termination. Notwithstanding the termination, the Company agreed that Quest Diagnostics can continue to make OVA1 available to healthcare providers on the same financial terms following the termination while negotiating in good faith towards an alternative business structure. Prior to the termination, Quest Diagnostics had the non-exclusive right to commercialize OVA1 on a worldwide basis, with exclusive commercialization rights in the clinical reference laboratory marketplace in the United States, India, Mexico, and the United Kingdom through September 2014, with the right to extend the exclusivity period for one additional year. Quest Diagnostics has disputed the effectiveness of the Company’s notice of termination.

Accounts receivable from Quest Diagnostics totaled $373,000 at December 31, 2013.

Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers, which require us to indemnify our directors and officers to the fullest extent permitted by law in the State of Delaware.

Review and Approval of Transactions with Related Persons

Pursuant to our written corporate governance guidelines, the Audit Committee reviews and approves all related party transactions for which Audit Committee approval is required by NASDAQ Listing Rules and other applicable laws.  The guidelines require all members of the Board to inform the Audit Committee of all types of transactions between themselves (directly or indirectly) and the Company, prior to their conclusion, even if such transactions are in the ordinary course of business.  The guidelines also provide that the Board should ensure that there is no abuse of corporate assets or unlawful related party transactions.  Our corporate governance guidelines are posted in the Investor Relations section of our website at http://www.vermillion.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and with any national securities exchange on which such securities are traded or quoted.  Executive officers, directors and such stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  As a practical matter, we assist our executive officers and directors by completing and filing Section 16 reports on their behalf.  Based solely on a review of the copies of such reports furnished to us, and the written representations of our executive officers and directors, we believe that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, complied with all applicable filing requirements for the year ended December 31, 2013.

PROPOSAL 4: RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2014, and recommends that stockholders vote for ratification of such selection.  Notwithstanding this selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our stockholders.  In the event of a negative vote on ratification, the Audit Committee may reconsider its selection.

BDO USA, LLP was appointed as our independent registered public accounting firm by the Audit Committee of the Board on April 4, 2012. It is currently serving as our independent registered public accounting firm. BDO USA, LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

During the year ended December 31, 2011 and through April 4, 2012, we did not consult BDO USA, LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by BDO that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.

One or more representatives of BDO USA, LLP plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

Prior Independent Registered Public Accounting Firm

Prior to our appointment of BDO USA, LLP, PricewaterhouseCoopers LLP served as our independent registered public accounting firm from 1994 through April 4, 2012.

The audit reports issued by PricewaterhouseCoopers LLP for the year ended December 31, 2011 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report on the Company’s financial statements for the year ended December 31, 2011 included an explanatory paragraph noting that there was substantial doubt about the Company’s ability to continue as a going concern.

During the year ended December 31, 2011 and through April 4, 2012, the Company did not have any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on the Company’s financial statements for such years. Also, during such period, there were no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC stating whether or not PricewaterhouseCoopers LLP agreed with the above statements. PricewaterhouseCoopers LLP furnished such a letter, dated April 9, 2012, a copy  of which was attached as Exhibit 16.1 to the Current Report on Form 8-K that the Company filed with the SEC on April 10, 2012.

Audit Fees and Non-Audit Fees

The following is a summary of the fees and services provided by BDO USA, LLP for fiscal years 2013 and 2012.

	2013	2012
Audit fees	$156,690	$146,412
Audit-related fees	—	—
Tax fees	26,634(3)	31,952(1)
All other fees	—	15,107(2)
Total	$183,324	$193,471

____________________

(1)Represents fees of $23,012 for the preparation of our 2011 federal and state tax returns and $8,940 for a loss limitation study under IRC Section 382 as of December 31, 2011.

(2)Represents fees of $12,497 paid in 2012 for preparation of the 2011 income tax provision and services provided prior to BDO USA, LLP being named our independent registered public accounting firm and $2,610 for consulting services regarding the liquidation of our Japanese subsidiary.

(3)Represents fees for the preparation of our 2012 federal and state tax returns.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, compensating and overseeing the work of the independent registered public accounting firm.  The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by our independent registered public accounting firm.  The pre-approval policy requires that requests for services by the independent registered public accounting firm be submitted to our Vice President, Finance and Chief Accounting Officer for review and approval.  Any requests that are approved by the Vice President, Finance and Chief Accounting Officer are then aggregated and submitted to the Audit Committee for approval at a meeting of the Audit Committee.  Requests may be made with respect to either specific services or a type of service for predictable or recurring services.

All audit, audit-related, tax and other services, which include all permissible non-audit services, provided to us by BDO USA, LLP were pre-approved by the Audit Committee.  Additionally, the Audit Committee concluded that the provision of those services by BDO USA, LLP were compatible with the maintenance of the independent registered public accounting firm’s independence.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal financial controls.  Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and BDO USA, LLP which audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2013.  In addition, the Audit Committee has discussed with BDO USA, LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees,  issued by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received from BDO USA, LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the audit committee concerning independence and has discussed with BDO USA, LLP the firm’s independence from the Company and its management.  Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Respectfully Submitted by:

Members of the Audit Committee

Peter S. Roddy, Chairperson

James S. Burns
Carl Severinghaus

OTHER MATTERS

We filed an Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC on March 31, 2014.  Stockholders may obtain a copy of this report, free of charge, by writing to Vermillion, Inc., Attn: Investor Relations, 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738.  In addition, copies of our annual, quarterly and current reports are available at http://www.vermillion.com.

Our management and our Board know of no matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting of Stockholders.  The persons named in the enclosed proxy will vote the shares represented thereby in accordance with the recommendation of the Board as to any proposal properly presented at the Annual Meeting, or if no recommendation is made by the Board, then pursuant to the authority granted in the proxy.

The matters to be considered at the Annual Meeting are of great importance to our stockholders.  Accordingly, you are urged to read and carefully consider the information presented in this proxy statement, and to sign and date the enclosed proxy card and return it today in the enclosed pre-addressed postage-paid envelope.

IMPORTANT NOTE

Your vote is important, no matter how many or how few shares you hold.  Please sign and date the enclosed proxy card and return it today in the enclosed pre-addressed postage-paid envelope.  If your shares are held in street name, only your broker or bank can vote your shares and only upon receipt of your specific instructions.  Please return the enclosed proxy card to your broker and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Thomas H. McLain Thomas H. McLain President and Chief Executive Officer

Austin, Texas
[], 2014

Annex A

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The proposed amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation would revise Article IX thereof as shown below (new language is indicated by double-underlining, and deletions are indicated by strike-throughs).

ARTICLE IX

Holders of stock of any class or series of the corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to Sections 214 of the Delaware General Corporation Law, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

1. NUMBER OF DIRECTORS. The number of directors that constitutes the whole Board of Directors of the corporation shall be designated in the Amended and Restated Bylaws of the corporation. ~~The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 2001; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2002; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2003; and thereafter for each such term to expire~~Each director elected at and after the annual meeting of stockholders of 2014 shall be elected for a term expiring at ~~each third~~the next succeeding annual meeting of stockholders ~~after such election.~~ and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. For the avoidance of doubt, any director elected at or prior to the annual meeting of stockholders of 2013 shall serve for the remainder of the term to which such director was elected or until such director’s earlier death, resignation or removal.

2. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the corporation shall so provide.

3. REMOVAL OF DIRECTORS. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Annex B

PROPOSED AMENDMENT TO THE BYLAWS

The proposed amendment to the Company’s Fourth Amended and Restated Bylaws would revise Section 3.2 of Article III thereof as shown below (deletions are indicated by strike-throughs).

3.2 NUMBER OF DIRECTORS

The board of directors shall consist of eight (8) members. The number of directors may be changed by an amendment to this bylaw, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the certificate of incorporation. ~~Upon the closing of the first sale of the corporation’s common stock pursuant to a firmly underwritten registered public offering (the “IPO”), the directors shall be divided into three classes, with the term of office of the first class, which class shall initially consist of two directors, to expire at the first annual meeting of stockholders held after the IPO; the term of office of the second class, which shall initially consist of three directors, to expire at the second annual meeting of stockholders held after the IPO; the term of office of the third class, which class shall initially consist of three directors, to expire at the third annual meeting of stockholders held after the IPO; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders held after such election.~~

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

2

PRELIMINARY COPY- SUBJECT TO COMPLETION

VERMILLION, INC.

Annual Meeting of Stockholders

June 19, 2014

This proxy is solicited on behalf of the Board of Directors

The signatory hereby appoint(s) each of Thomas H. McLain and Eric J. Schoen, with full power of substitution, the lawful attorney and proxy, of the signatory to vote as designated on the reverse side, and, in his discretion, upon such other business as may properly be presented to the meeting, all of the shares of VERMILLION, INC. which the signatory shall be entitled to vote at the Annual Meeting of Stockholders to be held on  June 19, 2014, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the matter directed by the stockholder(s) signing on the reverse side. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 2 AND "FOR" PROPOSALS 1, 3 AND 4 ON THE REVERSE SIDE. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying proxy statement.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES.

Continued and to be signed on reverse side

The Board of Directors recommends you vote FOR proposals 1 through 4.	For	Against	Abstain

1. Proposal to adopt amendments to the Company’s Certificate of Incorporation and Bylaws to declassify the Board of Directors.	☐	☐	☐

2. Election of Directors	For		Withhold
Nominee: James S. Burns	☐		☐
Nominee: Carl Severinghaus	☐		☐

	For	Against	Abstain
3. Advisory vote to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐

4. Proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date